Exhibit 10.18

SECOND AMENDMENT TO SUPPLY AND OFFTAKE AGREEMENT

THIS SECOND AMENDMENT TO SUPPLY AND OFFTAKE AGREEMENT (this “Second Amendment”) is entered into as of the Second Amendment Closing Date (as defined below), between Macquarie Energy North America Trading Inc., a Delaware corporation (“Macquarie”), and Calumet Shreveport Refining, LLC, a Delaware limited liability company, formerly known as Calumet Shreveport Lubricants & Waxes, LLC, a Delaware limited liability company, and successor by merger to Calumet Shreveport Fuels, LLC, a Delaware limited liability company (the “Company”).
RECITALS
A.    Macquarie and the Company entered into that certain Supply and Offtake Agreement dated June 19, 2017 (as amended by the Assumption Agreement, the First Amendment thereto and as otherwise amended, restated, supplement or modified from time to time, the “Supply and Offtake Agreement”).
B.    Macquarie and the Company have agreed to amend certain provisions of the Supply and Offtake Agreement, and each of Macquarie and the Company is willing to enter into such amendments as more particularly described herein, subject to the terms and conditions of this Second Amendment.
C.    Macquarie and the Company agree that Macquarie is entering into this Second Amendment solely at the request of the Company and that the Company will receive one or more material benefits from the entry into such amendments.
D.    Capitalized terms used but not defined in this Second Amendment have the meanings set forth therefor in the Supply and Offtake Agreement.
AGREEMENTS AND AMENDMENTS
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned parties hereby agree as follows:
I.    Amendments to Supply and Offtake Agreement.
(a)    Article 1.1, Definitions, of the Supply and Offtake Agreement is hereby amended by adding the following new definitions in their proper alphabetical order:
“Calumet Refining” means Calumet Refining, LLC, a Delaware limited liability company (formerly known as Calumet Lubricants Co., Limited Partnership).

“Second Amendment” means the Second Amendment to Supply and Offtake Agreement dated as of the Second Amendment Closing Date by and among Macquarie, Calumet Shreveport Refining, LLC and Parent.
“Second Amendment Closing Date” means December 21, 2018.
(b)    Article 1.1, Definitions, of the Supply and Offtake Agreement is hereby amended by replacing the defined terms, “Deferred Payment Amount”, “Designated Affiliate”, “Enterprise Bailee Letter” and “Enterprise Parties”, in the Supply and Offtake Agreement with the following defined terms, which defined terms shall read hereafter as follows:
“Deferred Payment Amount” means the sum of (i) Company Crude Inventory Value and Company Product Inventory Value (up to the total maximum inventory levels set forth in Schedule D) calculated daily, multiplied by 0.90, (but, notwithstanding the forgoing, solely in the case of Company Product Inventory Value located at the Enterprise Location, calculated daily, multiplied by 0.70), and (ii) up to $1,000,000.00 of the Interim Payment amount determined daily owed by Macquarie to Calumet Shreveport Refining, LLC; provided that, the aggregate Deferred Payment Amount shall not exceed $20,000,000.00 at any time and may be reduced by Macquarie at any time in accordance with Section 10.1(i)(ix).

“Designated Affiliate” means, in the case of Macquarie, Macquarie Bank Limited, a company organized under the laws of Australia, and in the case of Calumet Shreveport Refining, LLC, the Parent and Calumet Refining.

“Enterprise Bailee Letter” means that certain bailee letter dated as of December 1, 2018 from Macquarie that is acknowledged and accepted by Calumet Shreveport Refining, LLC and the Enterprise Parties.

“Enterprise Parties” means Enterprise Refined Products Company LLC and Enterprise TE Products Pipeline Company LLC and their respective successors and permitted assigns.

(c)    Article 1.1, Definitions, of the Supply and Offtake Agreement is hereby amended to modify the definition of “Base Agreements” to change the reference to clause “(b)” thereof to be clause “(d)” and to add new clauses (b) and (c) immediately after clause (a) thereof to read as follows: “(b) the Transportation Agreement (as defined in the Enterprise Bailee Letter), (c) the Colorado City Tariff,”.
(d)    Section 10.1, Interim Payments, of the Supply and Offtake Agreement is hereby amended by amending and restating sub clause (iv) of clause (i) thereof so as to read in its entirety as follows:
“(iv) (A) in the event of a continuing Event of Default in respect of Calumet Shreveport Refining, LLC’s failure to deliver when due the Enterprise Bailee Letter, Calumet Shreveport Refining, LLC shall no longer be permitted to defer any further Company Interim Tank Crude Payments associated with and specifically tied to the Enterprise Location as calculated and determined in respect of the Enterprise Location as set forth on Schedule D to this Agreement;
(B) in the event that Macquarie exercises its right to reduce the maximum amount of the aggregate Deferred Payment Amount (but in no case to an amount less than $12,500,000.00) and provides written notice of such reduced maximum amount to Calumet Shreveport Refining, LLC in accordance with Section 10.1(i)(ix), Calumet Shreveport Refining, LLC shall no longer be permitted to defer any Company Interim Tank Crude Payments in respect of such reduced amount; and

(C) any such Company Interim Tank Crude Payments deferred under this Section 10.1(i) shall immediately become due and payable and be paid by Calumet Shreveport Refining, LLC to Macquarie on the next succeeding Business Day following the date that Macquarie notifies Calumet Shreveport Refining, LLC in writing of the amount by which the aggregate Deferred Payment Amount has been reduced based on any of the events described above in this clause (iv).”
(e)    Section 10.1, Provision of Financial Information, of the Supply and Offtake Agreement is hereby amended by adding a new clause (ix) at the end of clause (i) of such section to read as follows:
“(ix) Notwithstanding any other provision hereof, and subject to the limitations set forth in the definition of Deferred Payment Amount, Macquarie may reduce the aggregate Deferred Payment Amount to an amount less than $20,000,000.00 at any time, and from time to time, but in no case to an amount less than $12,500,000.00, as determined by Macquarie in its sole and absolute discretion by written notice to Calumet Shreveport Refining, LLC.”

(f)    Section 10.3, Maximum Inventory Levels, of the Supply and Offtake Agreement is hereby amended such that the references therein to “Eligible Hydrocarbon” shall be references to “Eligible Hydrocarbon Inventory”.
(g)    Section 18.2, Representations and Covenants, of the Supply and Offtake Agreement is hereby amended by adding a new clause (m) at the end of such section to read as follows:
“(m) Calumet Shreveport Refining, LLC shall provide a written update to Macquarie within five days after the end of each calendar quarter, commencing with the quarter ending December 31, 2018, detailing, since the Second Amendment Closing Date or the previous written update, as applicable, whether (i) any Affiliate(s) of Calumet Shreveport Refining, LLC has taken assignment of all or part of the Transportation Agreement (as defined in the Enterprise Bailee Letter) or (ii) Calumet Shreveport Refining, LLC or any of its Affiliates has (A) entered into any additional agreements, other than the Transportation Agreement, with the Enterprise Parties or any of their respective Affiliates or (B) incurred any additional obligations or commitments to the Enterprise Parties or any of their respective Affiliates, other than the obligations and commitments in effect as of the Second Amendment Closing Date under the Transportation Agreement.”

II.    Conditions Precedent. This Second Amendment shall be effective on the date when the following conditions precedent have been satisfied:
(a)    Macquarie and the Company shall each have received this Second Amendment duly executed by Macquarie, the Company and Parent;
(b)    Macquarie shall have received the Enterprise Bailee Letter duly executed by Macquarie, the Enterprise Parties and the Company; and
(c)    Macquarie and the Company shall each have received such other documents and deliveries from each other as each may reasonably request.
III.    Representations, Warranties and Covenants. Each of Macquarie and the Company represent and warrant to each other that (a) it possesses all requisite power and authority to execute, deliver and comply with the terms of this Second Amendment, (b) this Second Amendment has been duly authorized and approved by all requisite company action on the part of Macquarie and the Company, respectively, (c) no other consent of any Person (other than, in respect of the Company, a consent of the Parent in respect of its Guaranty, which is set forth herein) is required for this Second Amendment to be effective, and (d) the execution and delivery of this Second Amendment does not violate its respective organizational documents.
IV.    Ratification of Guaranty. Parent hereby acknowledges and ratifies and reaffirms its guaranty of the Guaranteed Obligations under and as defined in the Guaranty, and all of its obligations under and in respect thereof, in favor of Macquarie, and agrees that such Guaranty remains in full force and effect and continues to be the legal, valid, and binding obligation of Parent enforceable in accordance with its terms (as the same are modified by this Second Amendment). Parent confirms and agrees that neither the execution of this Second Amendment nor the consummation of the transactions described herein shall in any way affect, impair or limit the covenants, liabilities, obligations and duties of Parent under the Guaranty.
V.    Scope of Amendment; Reaffirmation.
(a)    All references hereafter to the Supply and Offtake Agreement shall refer to the Supply and Offtake Agreement as amended by this Second Amendment. Except as modified by this Second Amendment, the Transaction Documents are unchanged and continue in full force and effect. However, in the event of any inconsistency between the terms of the Supply and Offtake Agreement (as amended by this Second Amendment) and any other Transaction Document, the terms of the Supply and Offtake Agreement shall control (except solely with respect to any fees, amounts and payments set forth in the Fee Letter, as amended from time to time, as to which the Fee Letter shall control) and such other document shall be deemed to be amended to conform to the terms of the Supply and Offtake Agreement.

(b)    Each of Macquarie and the Company hereby reaffirms its obligations under the Transaction Documents to which it is a party and agrees that all Transaction Documents to which it is a party remain in full force and effect and continue to be its legal, valid, and binding obligations enforceable in accordance with their terms (as the same are modified by this Second Amendment).
VI.    Miscellaneous.
(a)    Form. Each agreement, document, instrument or other writing to be furnished to Macquarie and the Company, as applicable, under any provision of this Second Amendment must be in form and substance satisfactory to the parties hereto and their counsel.
(b)    Headings. The headings and captions used in this Second Amendment are for convenience only and will not be used to construe the meaning or intent of the terms of this Second Amendment, the Supply and Offtake Agreement, or the other Transaction Documents.
(c)    Successors and Permitted Assigns. This Second Amendment is binding upon, and inures to the benefit of the parties to this Second Amendment and their respective successors and permitted assigns. Unless otherwise provided in the Transaction Documents, all covenants, agreements, indemnities, representations and warranties made in any of the Transaction Documents survive and continue in effect as long as the Transaction Obligations are outstanding. Nothing expressed or implied in this Second Amendment is intended to create any rights, obligations or benefits under the Supply and Offtake Agreement, as amended hereby, in any person other than the parties thereto and hereto and their respective successors and permitted assigns.
(d)    Invalidity. If any Article, Section or provision of this Second Amendment shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from the Supply and Offtake Agreement, as amended hereby, and the remaining portions of the Supply and Offtake Agreement, as amended hereby, shall remain in full force and effect.
(e)    Multiple Counterparts. This Second Amendment may be executed in one or more counterparts by the parties hereto and initially delivered by facsimile transmission, pdf or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.
(f)    GOVERNING LAW. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER STATE.
(g)    FINAL AGREEMENT. THE TERMS OF THIS SECOND AMENDMENT, THE SUPPLY AND OFFTAKE AGREEMENT AND THE OTHER TRANSACTION

DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND THERETO WITH RESPECT TO THE MATTERS SET FORTH HEREIN AND THEREIN, AND NO REPRESENTATIONS OR WARRANTIES SHALL BE IMPLIED OR PROVISIONS ADDED IN THE ABSENCE OF A WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN THE PARTIES HERETO OR THERETO. THIS SECOND AMENDMENT, THE SUPPLY AND OFFTAKE AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. No promise, representation or inducement has been made by any party hereto or thereto that is not embodied in the Supply and Offtake Agreement, as amended by this Second Amendment, or the other Transaction Documents, and no party hereto or thereto shall be bound by or liable for any alleged representation, promise or inducement not so set forth herein or therein.

[Signatures on Following Pages.]

IN WITNESS WHEREOF, this Second Amendment is executed effective as of the Second Amendment Closing Date.

MACQUARIE ENERGY NORTH AMERICA TRADING INC.

By: /s/ Kurt Batenhorst
Name:        Kurt Batenhorst
Title:        Division Director

By: /s/ Patricia E. Donnelly
Name:        Patricia E. Donnely
Title:        Division Director

CALUMET SHREVEPORT REFINING, LLC

By:	Calumet Refining, LLC, its sole member

By:	Calumet Operating, LLC, its sole member

By:	Calumet Specialty Products Partners, L.P., its sole member

By:	Calumet GP, LLC, its general partner
By: /s/ D. West Griffin
Name:    D. West Griffin
Title:    Executive Vice President and Chief Financial Officer

Agreed and accepted by Parent solely for purposes of evidencing its assent to Article IV of this Second Amendment:

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

By:    Calumet GP, LLC, its general partner

By:     /s/ D. West Griffin
Name: D. West Griffin
Title: Executive Vice President and
Chief Financial Officer